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                                                                    EXHIBIT 99.1


Financial Contact:     James S. Gulmi  (615) 367-8325
Media Contact:         Claire S. McCall (615) 367-8283


                GENESCO REPORTS SECOND QUARTER SALES AND EARNINGS

NASHVILLE, Tenn., Aug. 21, 2003 - Genesco Inc. (NYSE: GCO) today reported a net loss of $891,000, or ($0.04) per share, for the second quarter ended August 2, 2003, compared with net earnings of $4.0 million, or $0.17 per diluted share, for the second quarter last year. These results, which were better than expectations, include a net loss of $0.08 per diluted share related to the redemption of $103 million of Convertible Subordinated Notes during the quarter. Excluding the refinancing-related expenses, the Company reported earnings per diluted share of $0.03 (see Table 3). Net sales for the quarter were $179 million compared to $175 million for the second quarter of fiscal 2003.

         The notes were called for redemption on June 24, 2003, upon completion of the sale by the Company of $86 million of Convertible Subordinated Debentures due 2023. The Company previously announced that the incremental net interest expense while both issues were outstanding during the 30-day call period for the Notes, and the loss on early retirement of the Notes (consisting of unamortized deferred note expense and redemption premium) would reduce diluted earnings per share for the quarter by $0.08.

         Genesco President and Chief Executive Officer Hal N. Pennington, said, "Our better than expected results for the quarter were primarily driven by stronger comps at Journeys and a continued robust performance at Underground Station. Both of these chains had a solid start on back-to-school, and their positive momentum late in the quarter has continued into August. Journeys' same store sales declined 1% for the quarter, which was better than the 3% decline we had expected. Underground Station posted a 9% same store sales increase, on top of 19% in the second quarter last year. We believe that both these businesses are well positioned for the second half.



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         "Although Johnston & Murphy faces continuing short-term challenges, we saw in the second quarter some encouraging indications that the turnaround there is working. Same store sales in Johnston & Murphy retail increased 2% for the quarter.

            "Both the Jarman retail stores and Dockers Footwear performed below expectations. Jarman's same store sales declined 14%, reflecting its inability to participate in the women's and fashion athletic trends that are leading both Journeys' and Underground Station's strong early season performance. Dockers' performance continues to reflect conditions in its market segment as well as lower than expected sell-throughs in one of its product lines. Primarily because of these businesses and the continuing challenges at Johnston & Murphy, we believe it is prudent to adopt a more conservative outlook for the second half of the year."

            The Company now expects third quarter sales to range from $222 million to $226 million and earnings per share to range from $0.40 to $0.43. For the fourth quarter, the Company expects sales to range from $265 million to $269 million and earnings per share to range from $0.83 to $0.89. For fiscal 2004, it expects sales to range from $859 million to $867 million and earnings per share to range from $1.42 to $1.50, excluding the loss on early retirement of debt associated with the second quarter refinancing, or from $1.34 to $1.42 per share, including the loss on early retirement. The Company's earnings per share expectations for both quarters and for the year reflect changes in the number of shares deemed to be outstanding due to the issuance of the Convertible Subordinated Debentures.

            Pennington concluded, "We move into the second half of the year with a strong balance sheet and positive momentum at Journeys and Underground Station, and while we still have work to do at Johnston & Murphy, we believe our strategies are sound and we continue to see progress. At the same time, we are responding to the current challenges we are facing in our Jarman stores and at Dockers and we are committed to improving those businesses. We remain focused on long-term growth and profitability in all of these divisions."

            This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations



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reflected in these statements. A number of factors could cause differences.
These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         The Company's live conference call on August 21, 2003, at 10:00 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. The Company expects to discuss results from the second quarter, and its current expectations for the third quarter and fiscal year ending January 31, 2004, during the call. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

         Genesco, based in Nashville, sells footwear and accessories in more than 1,000 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.